EXHIBIT 10.13

 October 30, 2025

Reagan Tuck Dukes

Re:  Offer of Employment as Chief Operating Officer

Dear Reagan Tuck Dukes,

It is our pleasure to extend to you on behalf of PEDEVCO Corp. (the “Company”), an offer of full-time employment in the position of Chief Operating Officer of the Company, commencing as of November 1, 2025 (your “Start Date”), initially at the the Company’s Houston, Texas office located at 24285 Katy Fwy, Suite 400-C, Houston, Texas 77494, in accordance with the terms and conditions contained in this letter agreement (the “Agreement”), the adequacy and sufficiency of which are hereby acknowledged.  If accepted, this position will replace and supersede in its entirety your current employment position with the Company.

1. DUTIES. The Company requires that you be available to perform the duties of Chief Operating Officer customarily related to these functions as may be determined and assigned by the Company’s President and Chief Executive Officer, or his designees or assigns. Subject to the terms of this Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change your position, or to expand or reduce your duties and responsibilities. In this position you will report to the Company’s President and Chief Executive Officer, or his designees or assigns, and you agree to devote as much time as is necessary to discharge and perform completely the duties described in this Section 1, and perform such other duties as the Company’s President and Chief Executive Officer, or his designees or assigns, may from time to time assign to you.

2. TERM. The term of this Agreement shall commence immediately upon the consummation of the Company’s business combination with NP Merger Sub, LLC, COG Merger Sub, LLC, North Peak Oil & Gas, LLC, Century Oil and Gas Sub Holdings, LLC, on or about October 31, 2025, or as soon as mutually agreed with the Company, and shall continue until your employment is terminated by the Company or by you. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause.

3. WORK LOCATION. Your work will be performed initially at the Company’s Houston offices, which location may be subject to future changes, and will require occasional travel to the field as required from time to time. The Company’s Houston, Texas office is currently located at 24285 Katy Fwy, Suite 400-C, Houston, Texas 77494.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Reagan Tuck Dukes

4. COMPENSATION. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a.

During the term of your employment with the Company you will initially be paid a base salary of $25,000.00 per month ($300,000.00 per annum) for this exempt position (your “Base Salary”), paid bi-monthly in arrears in accordance with the customary payroll practices of the Company.

b.

You will be reviewed by management, not less than annually, and in connection with such review, will be eligible for a discretionary cash performance bonus each year of up to 50% of your then-current annual Base Salary (pro-rated for partial years of employment), awarded in the sole discretion of the Company.

c.

You shall also be considered for grants of restricted stock and/or options in the Board’s sole discretion. You acknowledge that the Company is not obligated to award you any cash or equity bonus in any year exempt as expressly set forth in this Offer Letter.

d.	You will also be entitled to participate in the Company’s 401(k) savings program which has been adopted by the Company.

You agree that if any payment of compensation paid to you by the Company or any affiliate, whether under this Agreement or otherwise, results in income or wages to you for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any affiliate has a withholding obligation, the Company and its affiliates are authorized to withhold from such payment and any other cash, stock, property or other remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such income or wages.

5. EMPLOYEE BENEFITS

a.

You shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions of such plans, programs, and policies as in effect from time to time.

b.

In accordance with and subject to the terms of the Company’s expense reimbursement policy, the Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you in the performance of your services hereunder upon the presentation of expense statements or vouchers or such other appropriate supporting information as the Company may reasonably require of you.

c.

You will be entitled to up to five (5) weeks of paid vacation per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Reagan Tuck Dukes

6. CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, at the inception of your employment, and continuing on an ongoing basis, the Company agrees to provide you with, and you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Additional terms governing confidentiality and Confidential Information are included in the “Employee Non-Disclosure and Assignment Agreement” attached hereto. In exchange for the Company’s promise to provide you with Confidential Information, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company. The obligations set forth in this paragraph shall survive any termination of this Agreement and your employment relationship with the Company.

7. CONFLICTS OF INTEREST; COMPLIANCE WITH LAW. You covenant and agree that you will not receive and have not received any payments, gifts or promises and you will not engage in any employment or business enterprises that in any way conflict with your service and the interests of the Company or its affiliates. In addition, you agree to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries. Further, you shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if you know, or have reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries. By signing this Agreement, you acknowledge that you have not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.

8. AT-WILL EMPLOYMENT. You understand that your employment with the Company may be terminated by you or the Company at any time and for any reason. No provision of this Agreement or any other agreement with the Company shall be construed to create a promise of employment for any specific period of time. This Agreement supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

9. TERMINATION.

a. With or without cause, you and the Company may each terminate this Agreement at any time, and the Company will be obligated to pay you the earned and accrued compensation and expenses due up to the date of the termination.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Reagan Tuck Dukes

b. Notwithstanding Section 9.a. above, in the event your employment with the Company is terminated by the Company without “Cause”, the Company will pay to you, within thirty (30) days after your termination of employment, (i) an amount equal to six (6) months of your annual base salary as in effect immediately before your termination of employment, (ii) (x) 100% of your year 2025 bonus award (if terminated on or before December 31, 2025), or (y) 100% of your year 2025 bonus award (if terminated prior to the payment of your 2025 bonus award) plus your target annual bonus award for the year of your termination, pro-rated for the partial year of service (if terminated on or after January 1, 2026), and (iii) provided you elect to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premiums applicable to you to maintain such continued coverage for six (6) months following the month of termination, in exchange for entry into a Release and as otherwise provided in Section 9.c..

c. For purposes of this Section 9, “Cause” means your (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with your responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) willful material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company. However, an event that is or would constitute “Cause” shall cease to be “Cause” if you reverse the action or cure the default that constitutes “Cause” within 10 days after the Company notifies you in writing that Cause exists. No act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. For purposes of this Agreement, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

d. The provisions of Section 9.b., and any right to the benefits and payments contained in Section 9.b., are subject to your delivery of an executed Release, and subject to your compliance with all of the surviving provisions of this Agreement and non-revocation of the Release. You must deliver to the Company an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. For purposes of this Section, the “Release Deadline” means the date that is sixty (60) calendar days after your termination of employment. No benefits or payments under Section 9.b. of this Agreement shall be made or provided prior to the date that both (i) you have delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed. Payment of any compensation or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when you execute the Release; provided, however, that where your termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where your termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. If you do not deliver an original, signed Release to the Company by the Release Deadline, (i) your rights shall be limited to those made available to you as if you were terminated under Section 9.a. above, and (ii) the Company shall otherwise have no obligation to pay or provide to you any benefits or payments described in Section 9.b. of this Agreement, or any other monies on account of the termination of your employment.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Reagan Tuck Dukes

10. AUTHORIZATION TO WORK. This offer is conditioned upon the following: (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) passing the required pre-employment drug test, if and as applicable.

11. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

12. NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s office address in Houston, Texas.

13. GOVERNING LAW. This Agreement will be governed and interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of Texas without regard to its choice of law or conflicts of laws principles or any other law that would require the application of the substantive law of another state.

14. ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

15. ARBITRATION. You and the Company agree that any unresolved dispute or controversy between you and the Company arising under or in connection with this Agreement, or your employment or termination of employment with the Company, (“Arbitrable Claims”) shall be resolved and settled exclusively by final and binding arbitration. You, the Company and its agents hereby waive any rights each may have to a jury trial in regard to the Arbitrable Claims. You and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such Arbitrable Claims. You also agree that any Arbitrable Claims shall by resolved on an individual basis, and you agree to waive your right to consolidate any Arbitrable Claims with the claims of any other person in a class or collective action. Arbitration shall be conducted by a single arbitrator before the American Arbitration Association (“AAA”) in Houston, Texas (or other mutually agreed upon city) under the AAA Employment Arbitration Rules, or equivalent rules in effect at the time the arbitration demand is filed. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law or the applicable AAA rules for the particular claims asserted. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof. A decision by the arbitrator shall be in writing and will be final and binding. Judgement may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a temporary restraining order, injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration in the event that you violate Section 6 of this Agreement. This provision shall be governed under the Federal Arbitration Act.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Reagan Tuck Dukes

16. MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

17. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

19. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Remainder of Page Left Blank Intentionally

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

If you are in agreement with the terms set forth herein, please sign below.

Yours truly,

PEDEVCO CORP.

/s/ Clark R. Moore
Clark R. Moore
EVP and General Counsel
575 N. Dairy Ashford, Energy Center II
Suite 210
Houston, Texas 77079

Agreed and Accepted October 31, 2025

/s/ Reagan Tuck Dukes
Reagan Tuck Dukes

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com